Exhibit 1(f)

Compensation Committee Charter

(English Translation)

1.	Purpose

1.1	The purpose of the Compensation Committee (“Committee”) is to decide and make reports and recommendations to the Board of Directors on matters concerning compensation for directors and officers of MUFG, and to discuss and make reports and recommendations to the Board of Directors on compensation for directors and officers of MUFG’s subsidiaries.

1.2	The organization and operation of Committee established pursuant to the provisions under the Articles of Incorporation are in accordance with applicable laws and regulations, the Articles of Incorporation or under the directions from the Board of Directors, or as stipulated by these Charter.

2.	Organization

2.1	The Committee shall be composed of directors consisting of at least two outside directors (Note) and the President and Group Chief Executive Officer, with the majority of members being outside directors. Members shall be appointed through a resolution by the Board of Directors.

Note:	Includes non-executive directors with a high degree of independence; the same applies hereinafter.

2.2	The chairman of the Committee shall be appointed from among outside directors through a resolution by the Board. The chairman of the Committee shall lead the Committee and ensure the effectiveness of the Committee while reporting the status of performance of its duties to the Board of Directors.

2.3	The Committee shall be chaired by the chairman.

2.4	If the chairman is unable to act as such, one of the other members of the Committee shall chair the meeting in accordance with the order predetermined by the Committee.

2.5	The Committee Secretariat shall be established in the Corporate Administration Division (the Board of Directors Secretariat).

3.	Operations

3.1	Meetings of the Committee shall be held at least once a year in principle. In addition, extraordinary meetings may be held at any time the members deem necessary.

3.2	A meeting of the Committee shall be convened by the chairman of the Committee; provided, however, that other members of the Committee may also convene a meeting.

3.3	Convocation notices shall be issued by the convener to each member of the Committee at least three days prior to the date of the Committee meeting in principle; provided, however, that the foregoing shall not apply in cases of emergency. Also, if the unanimous consent of the members of the Committee is obtained, a meeting may be held without taking the convocation procedures.

3.4	Resolutions of the Committee shall be adopted with the affirmative vote of a majority of the members present who constitute in number a majority of all the members entitled to vote.

3.5	Members with a special interest in a matter to be resolved as set out in the preceding paragraph may not participate in the resolution.

3.6	If deemed necessary, the chairman of Committee may request MUFG’s executive officers or those who are not the members of the Nominating and Governance Committee including external advisers as defined in 4.5 below to attend the meeting of the committee and provide reports or explanations.

3.7	The chairman of the Committee, or a member designated by the chairman of the Committee, shall report or make recommendations to the Board of Directors; provided, however, that if there is a difference of opinion among Committee members, all such opinions shall be reported.

3.8	If requested by Committee, directors, executive officers, corporate officers and employees of MUFG and its subsidiaries are required to attend the meeting of Committee and provide explanations on matters requested by Committee.

3.9	The Committee may ask for reports and opinions from persons other than the Committee members, as necessary.

3.10	Committee shall prepare the minutes of its meeting, thereby recording the details of questions and answers of agenda, deliberations, reports, resolutions, and activities in an appropriate manner.

3.11	The committee members who attended the committee meeting shall sign or affix their names and seals on the minutes of the meeting.

3.12	The minutes described in the preceding paragraph shall be kept within the Corporate Administration Division (the Board of Directors Secretariat) for ten years from the date of the meeting of the committee.

3.13	The Committee shall conduct an annual evaluation of the performance of its duties and responsibilities and shall report the results of such evaluation to the Board..

4.	Authority

4.1	The Committee shall decide the following matters.

i.	Policy regarding decisions on compensation for individual directors, executive officers and corporate officers (hereinafter referred to as “Directors and Officers”) of MUFG.

ii.	Details concerning the establishment, amendment or abolition of systems relating to compensation for MUFG’s Directors and Officers.

iii.	Details of compensation for individual directors and executive officers in accordance with the policy described in Item i. If the individual concurrently serves as a director, officer or employee of any of the subsidiaries of MUFG, the Compensation Committee shall in the same way decide the aggregate amount of compensation for such individual, inclusive of the compensation (standard amount in case of bonuses) to be received as a director, officer or employee of the subsidiary and decided by the subsidiary. Audit Committee shall report on the results of annual performance review of executive officers in charge of audits.

iv.	Establishment, amendment and abolition of other basic policies, rules or details necessary for the execution of duties by the Committee (excluding matters to be resolved by the Board of Directors).

4.2	The Committee shall discuss the following matters.

i.	Details concerning the establishment, amendment or abolition of systems relating to compensation for the Directors and Officers of MUFG’s subsidiaries.

ii.	Compensation for chairmen, deputy chairmen and presidents of MUFG’s subsidiaries.

iii.	Compensation for locally hired Directors and Officers of MUFG, its subsidiaries and overseas subsidiaries (excluding directors and executive officers of MUFG).

4.3	The Committee, in its decisions described in Paragraph 1, Item iii and its discussion described in Paragraph 2, Item ii, shall decide and discuss the respective matters falling under each of the following categories.

i.	For fixed amounts of monetary compensation: the amount for each individual;

ii.	For unfixed amounts of monetary compensation: specific methods for the calculation of the amount for each individual; and

iii.	For non-monetary compensation: the specific details of the compensation for each individual.

4.4	MUFG’s subsidiaries and overseas subsidiaries stated in Paragraphs 1 and 2 shall be decided through a resolution by the Committee.

4.5	The committee may appoint external advisers to request them to participate in discussions by the committee.

4.6	The Company shall provide such funding and other resources as the Committee determines appropriate for the fulfillment of the Committee’s purpose and duties and responsibilities set forth herein.

5.	Coordination with subsidiaries

5.1	In cases where Audit & Supervisory Committees of main subsidiaries express their opinions on the details or results of deliberations as listed below among the deliberation items as set forth in Section 4.2, the Committee shall take into consideration such opinions.

i.	Details of establishment, reform and/or discontinuation of systems concerning compensation of executive officers of main subsidiaries

ii.	Compensation of chairman, deputy chairman, CEO, and president of main subsidiaries

iii.	Compensation of locally hired executive officers of main subsidiaries (excluding directors and corporate executive officers of the Company)

6.	Amendments

6.1	The Committee shall annually review this Charter in terms of its effectiveness, appropriateness and other criteria, considering the Committee’s self-evaluation conducted in accordance with Section 3.13 hereof, and determine whether the Charter should be amended. If the Committee determines that any amendment to the Charter is necessary, the Committee shall propose such amendment to the Board.

End

Date of Establishment

December 1, 2017

Date of Amendment

July 1, 2018